UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 9, 2007

Nordson Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-7977	34-0590250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28601 Clemens Road, Westlake, Ohio		44145
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-892-1580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On May 9, 2007 at 8:30 a.m. Eastern Daylight time, Nordson Corporation will be conducting a conference call to announce the acquisition of YESTech and Picodostec.

In addition, Edward P. Campbell, Chairman and Chief Executive Officer, will present the following information updating results of the second quarter and providing a preliminary review of the third quarter:

"I would like to now make a few comments about Nordson’s second quarter, which ended April 30th. At the end of these comments, I will be happy to take questions to clarify what I have said regarding business activity. However, we have filed an 8K this morning regarding this update, and so I do not want to go beyond what is in the 8K. We will be in a position to have a full discussion with analysts and investors during our normal second quarter conference call on May 25th.

The pulse of our business is encouraging. Orders for the twelve-week period ending April 27th are up 7% from the same twelve-week period of last year. This growth excludes the effect of Dage and the two acquisitions we just announced, and is on a constant currency basis. We have seen particular strength in large systems orders that typically have longer lead times. In our recent analyst conference calls, we have noted the strong performance in our powder systems business. And recent order growth has also been fueled by excellent orders in nonwoven systems, adhesive coating and automotive systems, which are all businesses associated with longer lead times. This large system strength reinforces our expectation for a relatively strong second half of the fiscal year. Backlog at the end of the second quarter was $104 million, as compared to $91 million at both the end of the second quarter of 2006 and the first quarter 2007; in each case at constant currency and excluding acquisitions.

While we continue to compile the results for the second quarter, it is clear that revenue for the quarter fell short of the guidance we shared during our first quarter conference call. This is due in large part because we built backlog during the quarter rather than sales. Preliminary indications are that sales for the quarter grew 6% over revenue for the second quarter of the 2006 fiscal year. This revenue growth is comprised of 7% from acquisitions, 3% from favorable currency, and a decline of 4% from base business.

Compared to last year’s second quarter, we saw weakness in both adhesive systems and advanced technology systems.

Although we have not yet closed the books for the second quarter, our preliminary analysis indicates that earnings per share also fell outside of the range that we provided in February. Our revised estimate is that diluted earnings per share from continuing operations will be in the vicinity of $.57. However, continuing steps in the close process may cause the final figure to deviate from this estimate.

While the second quarter is below our original expectations, the good order growth and strong backlog bode well for the second half, particularly the fourth quarter. For the third quarter, we estimate that revenue growth will be between 12% and 16% over the prior year’s third quarter. At the mid-point of this range, elements of this growth will be 10% from acquisitions, 2% from favorable currency, and 2% from base business growth. With this range, we believe diluted earnings per share from continuing operations will be between $.59 and $.69. These earnings are net of estimated acquisition purchase price charges of $.06 per share and acquisition related interest expense of $.07 per share.

We will report on the second quarter on May 24th, and will hold a conference call the next day, which is May 25th. We expect to update our estimates for the third quarter at that time as well as provide a first look at what we expect to be a strong fourth quarter."

The information in this Current Report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nordson Corporation

May 9, 2007	By:	Robert E. Veillette

Name: Robert E. Veillette
Title: Vice President General Counsel and Secretary